Mail Stop 7010

      October 31, 2005

via U.S. mail and facsimile to (604) 648-8963

Ms. Nora Coccaro
Chief Executive Officer and Chief Financial Officer
Healthbridge, Inc.
1066 West Hastings Street, Suite 2610
Vancouver, British Columbia  Canada  V6E 3X2

RE:	Healthbridge, Inc.
Form 10-KSB for Fiscal Year ended December 31, 2004
		Filed April 7, 2005
		Form 10-KSB/A for Fiscal Year ended December 31, 2004
		Filed October 11, 2005
      File No. 000-30377

Dear Ms. Coccaro:

      We have completed our review of your Form 10-KSB and 10-
KSB/A
and have no further comments at this time.

      If you have any further questions regarding our review of
your
filings, please direct them to Ryan Rohn, Staff Accountant, at
(202)
551-3739 or, in his absence, to the undersigned at (202) 551-3255.

							Sincerely,



							Nili Shah
							Accounting Branch Chief
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Mr. J. Gordon Beittenmiller
March 25, 2005
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE